Exhibit 5.1
[LETTERHEAD OF WILLIAMS MULLEN]
March 24, 2011
Board of Directors
NII Capital Corp.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
Board of Directors
NII Holdings, Inc.
NII Global Holdings, Inc.
Nextel International (Services), Ltd.
NII Aviation, Inc.
NII Funding Corp.
c/o NII Holdings, Inc.
1875 Explorer Street, Suite 1000
Reston, Virginia 20190
     Re:    Registration Statement on Form S-3
Ladies and Gentlemen:
     As set forth in the Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) by NII Capital Corp., a Delaware corporation (the “Company”), NII Holdings, Inc., a Delaware corporation and parent of the Company (the “Parent”), and the additional registrants set forth in the Registration Statement (collectively with the Parent, the “Guarantors”), under the Securities Act of 1933, as amended (the “Act”), relating to the registration under the Act of the offering and issuance of the Company’s Senior Notes due 2021 (the “Notes”), guaranteed by the Guarantors (the “Guarantees”), certain legal matters in connection with the Notes and the related Guarantees are being passed upon for you by us. The Notes and the related Guarantees are to be issued under an Indenture to be entered into by the Company, the Guarantors and Wilmington Trust Company, a national banking association, as trustee (the “Trustee”) substantially in the form set forth as Exhibit 4.1 to the Registration Statement (the “Indenture”). At your request, this opinion is being furnished to you for filing as Exhibit 5.1 to the Registration Statement.
     In our capacity as your counsel in the connection referred to above and as a basis for the opinions hereafter expressed, we have examined (i) the Registration Statement, (ii) the Indenture, (iii) certificates of public officials and of representatives of the Company and the Guarantors, and (iv) such corporate proceedings, records and documents as considered necessary for the purposes of this opinion. We have assumed that the signatures on all documents examined by us
A Professional Corporation
North Carolina • Virginia • Washington, D.C. • London
200 South 10th Street, Suite 1600 (23219) P.O. Box 1320 Richmond, VA 23218-1320 Tel: 804.420.6000 Fax: 804.420.6507
www.williamsmullen.com

March 24, 2011

are genuine, all documents submitted to us as originals are authentic and all documents submitted to us as certified or photostatic copies conform to the originals thereof. We also have assumed that (i) the Indentures have been duly authorized, executed and delivered by the Trustee and constitute the legal, valid and binding obligations of the Trustee, (ii) at the time of the offer, issuance and sale of any Notes, no stop order suspending the effectiveness of the Registration Statement will have been issued and remain in effect, (iii) the Indenture will have been qualified under the Trust Indenture Act of 1939, as amended and (iv) the Notes will have been duly executed, authenticated and delivered in accordance with the provisions of the Indenture and issued pursuant to, and in accordance with the terms of, the Underwriting Agreement to be entered into by the Company, the Guarantors and Goldman, Sachs & Co., as representative of the underwriters named on Schedule I thereto.
     On the basis of the foregoing, and subject to the qualifications and limitations set forth herein, we are of the opinion that:
     1. The Notes, when issued, will constitute legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), including the availability of equitable remedies, and (c) procedural requirements of law applicable to the exercise of creditors’ rights generally.
     2. Each Guarantee of a Guarantor, when issued, will constitute the legal, valid and binding obligation of such Guarantor, enforceable against such Guarantor in accordance with its terms, subject to (a) any applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer or conveyance or other laws relating to or affecting creditors’ rights generally, (b) general principles of equity (regardless of whether that enforceability is considered in a proceeding in equity or at law), including the availability of equitable remedies, and (c) procedural requirements of law applicable to the exercise of creditors’ rights generally.
     The opinions set forth above are limited in all respects to matters of the general contract law of the State of New York, the General Corporation Law of the State of Delaware and applicable federal law, in each case as in effect on the date hereof. Our opinion is expressed as of the date hereof, and we do not assume any obligation to update or supplement our opinion to reflect any fact or circumstance subsequently arising or any change in law subsequently occurring after such date. We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the prospectus that forms a part of the Registration Statement. In giving such consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission.
/s/  WILLIAMS MULLEN